UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

BENEFIT STREET PARTNERS REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

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Audio Transcript

The following is a transcript of a voicemail message from Chairman and Chief Executive Officer of Benefit Street Partners Realty Trust, Inc. (the “Company” or “BSP Realty Trust”), Richard Byrne, to certain stockholders of the Company. The transcript is available on the Company’s website at www.bsprealtytrust.com

Hello, this is Rich Byrne. I am the Chairman and CEO of Benefit Street Partners Realty Trust, Inc. and I have an urgent request. This is likely one of many calls you have received regarding our Annual Stockholder Meeting. The meeting is being held on July 10th. We need your vote in order to hold the meeting on time. Once our quorum is achieved we will be able to solely direct our focus towards running the Company. Also, we will be able to stop the communications to you about your vote. Please contact a specialist at Broadridge. Broadridge is our proxy agent. You can call tonight, tomorrow, but certainly please call by the end of the week. Their number is (855) 601-2252. That is (855) 601-2252. They will help you with voting your shares. We appreciate your investment in BSP Realty Trust and we thank you for your vote. Thank you very much.

Forward-Looking Statements

The statements in this communication include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of the Company’s most recent annual report on Form 10-K and in the Risk Factors section of the Company’s most recent quarterly report on Form 10-Q. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.